OPHTHALMIC IMAGING

SYSTEMS

July 11, 2002

Mr. Ariel Shenhar
3735 Bilsted Way
Sacramento, CA 95834

Dear Ariel

I am pleased to offer you the position of Vice-President and Chief Financial Officer of Ophthalmic Imaging Systems. This position currently reports directly to Gil Allon, the company's Chief Executive Officer.

The salary for this position is $114,000 per year, paid bi-weekly, and the position is a full time, regular, exempt status position. The term of this contract shall commence on July 22, 2002 and expire on July 21, 2003. Renewals of this contract will be considered and mutually agreed upon by both parties prior to the expiration date annually. Either party at its sole discretion may terminate this contract with six months prior notice. Both parties must mutually agree upon termination of this contract without six months notice.

In addition you are entitled to a bonus plan for each year to be approved by the CEO of the company and myself based on the Budget objective of the prevailing year. (Attached is : "Ariel's Bonus Plan FY 2002")

In addition the company will provide you with a company car for your business use. It is the company policy that company-provided vehicles are to be used exclusively for business use and it is understood that you have a personal vehicle that is used for your personal use. In addition to the car, the company will pay all licensing, maintenance, gas, and other charges necessary to operate and maintain the car in proper working order.

You will be eligible to participate in the Company's employee health and welfare insurance plan. You will also be eligible to participate in certain other Company-sponsored employee benefit plans as outlined in the Policy and Procedures Manual.

The Company has 10 paid holidays and generally provides for vacation commensurate with length of employment. You will accrue vacation at the rate of 4 weeks per year. Your holiday, accrued vacation and sick hours will be pro-rated based on the total number of hours worked during the year of your hire. The OIS Policy and Procedure Manual more fully describes this and other policies. You will receive an acknowledgment for this Manual and will be asked to sign it upon employment.

TA

OPHTHALMIC IMAGING

As is required by law, we must have proof of citizenship or eligibility to work in the United States from you before you are officially on board.

We are pleased and excited about your joining the OIS team. If you have any questions, please feel free to contact me. A copy of this letter is provided for you records. Please sign the original and return it to me no later than July 21st, 2002. If this offer is not accepted in writing by this date, it expires and is no longer valid.

Yours truly,

Mr. Jonathon Adereth
Chairman of the Board,
Ophthalmic Imaging Systems

Enclosure

ACCEPTED THIS 14 DAY OF July 2002
My first day of employment will be July 22, 2002.

Name ______ Date 14 July 2002